UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

December 12, 2014

RESPONSE BIOMEDICAL CORP.

(Exact name of registrant as specified in its charter)

Vancouver, British Columbia, Canada	000-50571	98 -1042523
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1781 - 75th Avenue W.

Vancouver, British Columbia, Canada V6P 6P2

(Address of principal executive offices, including zip code)

(604) 456-6010

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02.  Unregistered Sale of Equity Securities.

Response Biomedical Corp. (“Response” or the “Company”) previously entered into a funded Technology Development Agreement and related agreements and term sheets (the “Agreements”) with Hangzhou Joinstar Biomedical Technology Co. Ltd. (“Joinstar”), as previously disclosed in the Company’s Current Report on Form 8-K filed on October 21, 2014. In connection with the Agreements, on December 12, 2014, the Company closed a non-brokered private placement under which each of Hangzhou Lizhu Medical Instrument & Reagent Co., Ltd. and Hangzhou Joinstar Medical Instrument & Reagent Co., Ltd. subscribed for an aggregate of 1,800,000 shares of common stock of Response at a price of $1.21 per share for total gross proceeds of CA$2.18 million (the “Private Placement”).

The Company intends to use the net proceeds of the Private Placement to fund capital equipment purchases related to the previously announced Joinstar funded development program, research and development and operating expenses and for general working capital purposes.

Response conducted the Private Placement in an offshore transaction relying on Regulation S of the Securities Act of 1933 (the “Securities Act”). Response conducted the Private Placement pursuant to the “offshore” exemption found in BC Instrument 72-503 Distribution of Securities Outside British Columbia. The securities offered in this Private Placement have not been registered under the Securities Act or any state securities laws or qualified under any Canadian provincial or territorial securities laws, and may not be offered or sold in the United States absent registration, or an applicable exemption from registration, under the Securities Act and applicable state securities laws or in Canada absent a valid prospectus, or an applicable exemption from the prospectus requirements, under applicable provincial and territorial securities laws.

Item 8.01 Other Events.

The Company issued a press release on December 12, 2014, announcing the closing of the Private Placement. A copy of this press release is filed as Exhibit 99.1 to this report and is incorporated by reference in this Item 8.01.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release, dated December 12, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESPONSE BIOMEDICAL CORP.

Date: December 16, 2014	By:	/s/ William J. Adams
	Name:	William J. Adams
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated December 12, 2014.